Exhibit 10.1

ALLSTATE LIFE INSURANCE COMPANY
ALLSTATE INSURANCE COMPANY

INTERCOMPANY NOTE

Amount: $500,000,000.00
Date of Issuance: December 27, 2006
Northbrook, Illinois

Allstate Life Insurance Company (the “Borrower”), for value received, promises to pay to the order of Allstate Insurance Company (the “Lender”), or its assigns, the outstanding balance of the principal sum of FIVE HUNDRED MILLION DOLLARS ($500,000,000.00) in cash upon demand of the Lender and, in any event, by March 30, 2007, and to pay interest on the unpaid principal amount of this Note outstanding from the date of issuance until this Note is paid in full at a rate equal to the rate that would be paid by The Allstate Corporation on the date of issuance of this Note for 30 day commercial paper.  All principal and interest shall be paid at the principal corporate office of the Lender or such other place, which shall be acceptable to the Borrower, as the Lender shall designate in writing to the Borrower, in collected and immediately available funds in the lawful money of the United States of America.

The Borrower shall have the right at any time and from time to time to prepay all or any part of the principal balance of this Note without penalty provided that any and all such prepayments shall include accrued interest on the amount prepaid.

This note shall be governed by and construed in accordance with the laws of the State of Illinois.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed in its name and attested to by its authorized officer, and its corporate seal to be hereunto affixed, all as of the date first written above.

ALLSTATE LIFE INSURANCE COMPANY

(CORPORATE SEAL)
	By:	/s/ Steven C. Verney
Name: Steven C. Verney
Title: Treasurer

Attest: Mary J. McGinn